UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8–K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15 (d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  August 8, 2013 (August 7, 2013)

CRIMSON EXPLORATION INC.
(Exact Name of Registrant as Specified in Charter)

Delaware (State or Other Jurisdiction of Incorporation)	001-12108 (Commission File Number)	20-3037840 (IRS Employer Identification No.)

717 Texas Ave., Suite 2900, Houston Texas 77002
(Address of Principal Executive Offices)

(713) 236-7400
(Registrant’s telephone number, including area code)

_____________________________________________________________________________
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 14d-2(b))
[]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.02Results of Operations and Financial Condition.

On August 7, 2013, Crimson Exploration Inc. issued a press release announcing financial results for the second quarter ended June 30, 2013.  The press release is included in this report as Exhibit 99.1.

As provided in General Instruction B.2. of Form 8-K, the information furnished pursuant to Item 2.02 in this report on Form 8-K (including the press release attached as Exhibit 99.1 incorporated by reference in this report) shall not be deemed to be “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall such information be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except as shall be expressly set forth by specific reference in such a filing.

Item 9.01Financial Statements and Exhibits.

(d)	Exhibits

Exhibit Number	Description
99.1	Press Release dated August 7, 2013

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

CRIMSON EXPLORATION INC.

Date:	August 8, 2013	/s/ E. Joseph Grady
E. Joseph Grady
Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description
99.1	Press Release dated August 7, 2013

EXHIBIT 99.1
Crimson Exploration Announces Second Quarter 2013 Financial Results and Provides Operational Update
HOUSTON, August 7, 2013 (BUSINESS WIRE) -- Crimson Exploration Inc. (NasdaqGM:CXPO) today announced financial results for the second quarter and first six months of 2013 and provides operational update.

Highlights

•	Revenue of $36.8 million and net income of $0.5 million for the quarter

•	Increased oil and liquids production to 3,974 barrels per day, a 29% volume increase over the prior year quarter, 52.4% more than the previous quarter and 54% of total production

•	Successfully completed the Grace Hall C #1 and the Payne B #1, both targeting the Woodbine formation, at gross IP rates of 989 Boepd and 1,195 Boepd, respectively

•	Successfully completed the Beeler #2H well, our first in the Buda formation in Dimmit County, TX with a gross IP rate of 859 Boepd (89% oil)

•	Committed to a rig for a continuous drilling program in the Buda for the remainder of 2013
•	Entered into a stock for stock merger agreement with Contango Oil & Gas that is conditioned on shareholder approval by both parties

Management Commentary

Allan D. Keel, President and Chief Executive Officer, commented, “In April, Crimson entered into the previously announced proposed stock for stock merger with Contango Oil & Gas, a transaction that we believe will afford Crimson shareholders the opportunity to participate in the value to be created from our asset base by accelerating the drilling and development of our extensive set of oil and liquids rich resource plays.  While we continue to work hard at closing the merger, we were also successful in establishing the Buda formation as another area of meaningful oil rich drilling opportunities.  At a minimum, we intend to keep a rig active for the remainder of the year in each of the Woodbine and Buda plays, and may add another rig to test the Eagle Ford in Madison County, Texas or the James Lime in San Augustine County.”

Merger Status Update

On April 29, 2013, Crimson entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Contango Oil & Gas Company, a Delaware corporation (“Contango”), and Contango Acquisition, Inc., a Delaware corporation and a direct, wholly-owned subsidiary of Contango (“Merger Sub”), providing for a strategic business combination of Crimson and Contango.  Upon the terms and conditions set forth in the Merger Agreement, Merger Sub will be merged with and into Crimson (the “Merger”), with Crimson continuing as a wholly-owned subsidiary of Contango.  The Merger Agreement was approved by each of the board of directors of Crimson and Contango on April 29, 2013.

Subject to the terms and conditions of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of Crimson common stock, par value $0.001 per share, issued and outstanding will be converted into the right to receive 0.08288 shares of common stock, par value $0.04 per share, of Contango (“Contango Common Stock”) or, in the case of fractional shares, cash (without interest) in an amount equal to the product of (i) such fractional part of a share of Contango Common Stock multiplied by (ii) the closing price for a share of Contango Common Stock as reported on the New York Stock Exchange on the first trading day following the date on which the Effective Time occurs (the “Merger Consideration”).

The closing of the Merger is subject to the satisfaction or waiver of certain customary conditions, including, among others, (i) the adoption of the Merger Agreement by Crimson’s stockholders; (ii) the approval by Contango’s stockholders of the issuance of Contango Common Stock in the Merger to Crimson’s stockholders (the “Share Issuance”); (iii) the registration statement on Form S-4 used to register the Contango Common Stock to be issued in the Merger being declared effective by the Securities and Exchange Commission (the “SEC”); (iv) the approval for listing on the New York Stock Exchange of the Contango Common Stock to be issued in the Merger; (v) subject to specified materiality standards, the accuracy of the representations and warranties of, and the performance of all covenants by, the parties; (vi) the absence of a material adverse effect with respect to each of Crimson and Contango; and (vii) the delivery of tax opinions that the Merger will be treated as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code.

The Merger Agreement contains certain termination rights for both Crimson and Contango, including, among others, if (i) the Merger is not consummated on or before October 31, 2013; (ii) the requisite approval of the stockholders of either Crimson or Contango is not obtained; and (iii) the other party breaches a representation, warranty or covenant, and such breach results in the failure of closing conditions to be satisfied.  The Merger Agreement further provides that for the payment of a termination fee upon the termination of the Merger Agreement under specified circumstances, including termination by Contango or Crimson as a result of (1) an adverse change in the recommendation of the other party’s board of directors or (2) a third-party’s “superior proposal.”  The termination fee is $7.0 million (if payable by Crimson) and $28.0 million (if payable by Contango).  The Merger Agreement also provides that Crimson or Contango may be required to pay the other party $4.5 million for expense reimbursement if such party’s stockholder approval is not obtained.

Contango and Crimson currently expect the closing of the Merger to occur in September or October of 2013.  However, as the Merger is subject to the satisfaction or waiver of other conditions described in the Merger Agreement, it is possible that factors outside the control of Contango and Crimson could result in the Merger being completed at an earlier time, a later time or not at all.

Summary Financial Results

The Company reported net income of $0.5 million, or $0.01 per basic share, for the second quarter of 2013 compared to net income of $3.9 million, or $0.09 per basic share, for the second quarter of 2012.  Both quarters included special non-recurring items that impact that comparison.  The 2013 quarter includes $1.1 million in special charges to G&A expense related to the merger, a $2.6 million non-cash gain related to the mark-to-market valuation requirement on our commodity price hedges and a $0.8 million leasehold impairment charge. Special items impacting the 2012 quarter were a $4.0 million refund for a portion of 2007-2011 severance taxes received from the State of Texas for certain marketing cost deductions, an unrealized pre-tax gain of $3.0 million related to the mark-to-market valuation requirement on our commodity price hedges and a $0.8 million leasehold impairment charge. Exclusive of these special cash and non-cash items, net income for the 2013 quarter was $0.1 million, compared to a net loss for the second quarter of 2012 of $0.1 million.  Adjusted EBITDAX, as defined below, was $24.9 million in the second quarter of 2013, a 2% decrease over adjusted EBITDAX for the prior year quarter of $25.5 million.  Exclusive of the merger-related charges in 2013 and the severance tax refund in 2012, adjusted EBITDAX for the 2013 quarter would have been $26.0 million compared to $21.4 million for the 2012 quarter.

Revenues for the second quarter of 2013 were $36.8 million compared to revenues of $30.5 million in the second quarter of 2012. Revenue for the quarter benefited from higher production, a higher percentage of oil and liquids production and higher natural gas prices, offset in part by lower natural gas liquids prices.

Production for the second quarter of 2013 was approximately 4.0 Bcfe, or 44.2 Mmcfe per day, compared to production of approximately 3.7 Bcfe, or 40.4 Mmcfe per day, in the second quarter of 2012. Crude oil and natural gas liquids production averaged 3,974 barrels per day for the second quarter, up 29% over the average in the second quarter of 2012. The increase in total production, as well as in crude and liquids production, was a direct result of our continued success in the Woodbine in Madison and Grimes counties, and initial production from our first Buda well in South Texas.

The weighted average field sales price in the second quarter of 2013 (before the effects of realized gains/losses on our commodity price hedges) was $9.01 per Mcfe compared to an average sales price of $7.60 for the second quarter of 2012.  The weighted average realized sales price in the second quarter (including the effects of realized gains/losses on our commodity price hedges) was $9.14 per Mcfe compared to a weighted average realized sales price of $8.30 per Mcfe for the prior year quarter, an increase resulting from the increase in oil and liquids as a percentage of total production and a 31% increase in natural gas prices, offset in part by a 4% decrease in realized oil prices and a 21% decline in natural gas liquids prices.

Direct lease operating expenses for the second quarter of 2013 were $3.3 million, or $0.82 per Mcfe, compared to $3.6 million, or $0.98 per Mcfe, in the second quarter of 2012. Lease operating expenses increased slightly due to the addition of new producing properties, with the improvement in the per unit rate resulting from the addition of those same more cost efficient new properties.

Production and ad valorem tax expenses for the second quarter of 2013 were $2.4 million, or $0.59 per mcfe, compared to a credit of $2.5 million, or ($0.68) per Mcfe in the prior year quarter. The credit in 2012 was due to a $4.0 million refund received from the State of Texas related to allowed marketing cost deductions on certain 2007-2011 severance taxes.

Depreciation, depletion and amortization (“DD&A”) expense for the second quarter of 2013 was $18.6 million, or $4.62 per Mcfe, compared to $14.7 million, or $3.99 per Mcfe, for the second quarter of 2012, with the increase in expense due to higher production and the slightly higher rate resulting from our transition to drilling only higher-margin crude oil wells.

General and administrative expense in the second quarter of 2013 was $6.8 million, or $1.70 per Mcfe, compared to $4.5 million, or $1.23 per Mcfe, in the prior year quarter. Cash general and administrative expenses for the second quarter of 2013, i.e. exclusive of non-cash stock option expense, was $6.1 million, or $1.53 per Mcfe, compared to $3.9 million, or $1.06 per Mcfe, for the second quarter of 2012.  Expenses in the second quarter of 2013 increased primarily due to higher personnel costs and merger-related professional fees.

Capital expenditures for the second quarter of 2013 were $19.3 million, consisting of approximately $15.4 million in Southeast Texas targeting the Woodbine formation and $1.9 million in South Texas targeting the Buda formation. Year to date, Crimson has invested approximately $30.4 million in its capital program, with $24.7 million invested in the Woodbine and $1.9 million in the Buda.

Hedging Activity

Crimson continues to mitigate commodity price risk through the use of derivative contracts in an effort to achieve a more predictable cash flow. Consistent with this strategy, in July the following derivative contracts were added to further mitigate crude oil and natural gas liquid price risk for the remainder of 2013:

Natural Gas		Volume/Month	Price/Unit
Henry Hub
July 2013-Dec 2013	Swap	40,000 Bbls	$99.00 (WTI)

Drilling Update

Woodbine formation

In Madison County, Texas, the Grace Hall C (Allocation) Unit #1H (62.6% WI) well, targeting the Woodbine formation, was successfully completed at a total measured depth of 15,215 feet, including a 6,165 foot lateral, with 22 stages of fracture stimulation, and commenced production in June at an initial rate of 989 boepd (87.7% oil).

Additionally in Madison County, the Payne B #1H (84.1% WI) well, targeting the Woodbine formation, was successfully completed at a total measured depth of 15,900 feet, including a 6,668 foot lateral, with 24 stages of fracture stimulation, and commenced production in May at an initial rate of 1,195 Boepd (87% oil).

Upon completion of drilling operations on the Grace Hall, the rig moved approximately 9 miles southeast to begin drilling the Stuckey-Upchurch #1H (72% WI) well in Crimson’s Iola-Grimes Area, another Woodbine target.  The Stuckey well was drilled to a total measured depth of 14,963 feet with a 5,100 foot lateral.  Completion operations are scheduled to begin in early August, and are planned to include 19 stages of fracture stimulation.

After completion of the drilling phase on the Stuckey-Upchurch well, the rig was moved back to the Force Area in Madison County to commence the drilling of the Crow A-1 (74.2% WI) well, also targeting the Woodbine.  The well is currently drilling at a depth of 9,140 feet, with drilling and completion operations expected to be completed by mid-September.  Crimson expects this rig to stay active in the Madison and Grimes area for the remainder of the year.

Buda formation

As previously disclosed in June, Crimson successfully drilled the Beeler #2H (50% WI), its first well targeting the Buda formation in Dimmit County, Texas.  The well was drilled to a total measured depth of 11,013 feet, including an approximate 3,700 foot lateral, was completed naturally without fracture stimulation, and commenced production at an initial rate of 859 boepd (89% oil).  The well averaged a gross rate of 693 Boepd for its first 83 days of production.

Crimson has spud its second well in the area, the Beeler #3H (50% WI), and is currently drilling at a depth of 3,245 feet with drilling and completion operations expected to be completed in early September.  Crimson expects this rig to remain active in the area for the rest of the year.

Crimson is very encouraged about the Buda potential, and views this area as another opportunity for oil and liquids growth. The Beeler #2H is located in Crimson’s Booth-Tortuga Area where the Company currently has approximately 10,140 gross acres.

Selected Financial and Operating Data

The following table reflects certain comparative financial and operating data for the three and six month periods ended June 30, 2013 and 2012:

	Three Months Ended			Six Months Ended
	June 30,			June 30,
Total Volumes Sold:	2013	2012	%	2013	2012	%
Crude oil (barrels)	253,457	197,185	29%	406,499	355,818	14%
Natural gas liquids (barrels)	108,182	82,520	31%	189,905	145,056	31%
Natural gas (Mcf)	1,855,336	2,001,086	-7%	3,679,888	4,165,211	-12%
Natural gas equivalents (Mcfe)	4,025,170	3,679,316	9%	7,258,312	7,170,455	1%

Daily Sales Volumes:
Crude oil (barrels)	2,785	2,167	29%	2,246	1,955	15%
Natural gas liquids (barrels)	1,189	907	31%	1,049	797	32%
Natural gas (Mcf)	20,388	21,990	-7%	20,331	22,886	-11%
Natural gas equivalents (Mcfe)	44,233	40,432	9%	40,101	39,398	2%

Average sales prices (before hedging):
Oil	$101.84	$106.09	-4%	$103.60	$106.72	-3%
NGLs	28.25	35.95	-21%	26.62	39.24	-32%
Gas	3.99	2.03	97%	3.61	2.30	57%
Mcfe	$9.01	$7.60	19%	8.33	$7.43	12%

Average sales price (after hedging):
Oil	$104.22	$109.06	-4%	$104.57	$107.92	-3%
NGLs	28.25	35.95	-21%	26.62	39.24	-32%
Gas	3.95	3.02	31%	3.62	3.15	15%
Mcfe	$9.14	$8.30	10%	$8.39	$7.98	5%

Selected Costs ($ per Mcfe):
Lease operating expenses	$0.82	$0.98	-16%	$0.90	$1.15	-22%
Production and ad valorem taxes	$0.59	$(0.68)	na	$0.56	$(0.15)	na
Depreciation and depletion expense	$4.62	$3.99	16%	$4.33	$4.06	7%
General and administrative expense - Total	$1.70	$1.23	38%	$1.54	$1.30	19%
General and administrative expense - Cash	$1.53	$1.06	44%	$1.35	$1.13	20%
Interest	$1.57	$1.69	-7%	$1.74	$1.74	0%

Adjusted EBITDAX (1)	$24,910,809	$25,480,011	-2%	$40,411,612	$41,775,064	-3%

Capital expenditures
Leasehold acquisitions	1,431,327	3,233,538		2,199,693	3,991,213
Exploratory	(1,176)	(183,474)		65,569	9,749,336
Development	17,851,195	24,543,078		28,183,498	46,528,191
Other	0	19,717		0	19,717
	$19,281,346	$27,612,859		$30,448,760	$60,288,457

Weighted Average Shares Outstanding
Basic	44,681,434	44,134,330		44,536,281	44,055,639
Diluted	44,995,267	44,992,883		44,536,281	44,484,917

(1) Adjusted EBITDAX is a non-GAAP financial measure. See below for a reconciliation to net income (loss).

CRIMSON EXPLORATION INC.
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
	2013	2012
ASSETS
Accounts receivable	$13,924,071	$11,726,078
Current mark to market value of derivatives	2,084,643	1,892,744
Other current assets	791,323	844,495
Deferred tax asset (current and non-current)	54,418,105	52,171,316
Net property and equipment	298,445,132	300,827,480
Other non-current assets	1,534,715	1,158,276

TOTAL ASSETS	$371,197,989	$368,620,389

LIABILITIES AND STOCKHOLDERS' EQUITY
Current mark to market value of derivatives	$—	$—
Other current liabilities	54,198,373	38,685,288
Long-term debt, net of current portion	229,926,282	239,368,865
Other non-current liabilities	10,302,362	10,724,119
Total stockholders’ equity	76,770,972	79,842,117

TOTAL LIABILITIES & STOCKHOLDERS’ EQUITY	$371,197,989	$368,620,389

CRIMSON EXPLORATION INC.
 CONSOLIDATED STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2013	2012	2013	2012

OPERATING REVENUES
Crude oil sales	$26,415,041	$21,505,766	$42,508,437	$38,398,380
Natural gas sales	7,326,514	6,051,551	13,329,189	13,120,665
Natural gas liquids sales	3,056,063	2,966,694	5,054,926	5,691,545
Total operating revenues	36,797,618	30,524,011	60,892,552	57,210,590

OPERATING EXPENSES
Lease operating expenses	3,294,735	3,603,046	6,556,862	8,240,431
Production and ad valorem taxes	2,362,788	(2,488,997)	4,051,530	(1,080,256)
Exploration expenses	185,649	48,895	303,130	349,591
Depreciation, depletion and amortization	18,612,302	14,675,882	31,452,022	29,137,944
Impairment of oil and gas properties	827,677	806,067	1,645,415	1,482,541
General and administrative	6,849,167	4,525,720	11,163,501	9,297,177
Gain on sale of assets	(4,975)	—	(11,359)	(8,900)
Total operating expenses	32,127,343	21,170,613	55,161,101	47,418,528

INCOME FROM OPERATIONS	4,670,275	9,353,398	5,731,451	9,792,062

OTHER INCOME (EXPENSE)
Interest expense	(6,325,864)	(6,212,806)	(12,609,601)	(12,457,988)
Other income and financing cost	(131,814)	(103,544)	(251,216)	(346,287)
Unrealized gain on derivative instruments	2,643,221	3,037,733	760,231	2,512,100
Total other income (expense)	(3,814,457)	(3,278,617)	(12,100,586)	(10,292,175)

INCOME (LOSS) BEFORE INCOME TAXES	855,818	6,074,781	(6,369,135)	(500,113)

Income tax (expense) benefit	(317,499)	(2,163,962)	2,176,055	11,847

NET INCOME (LOSS)	$538,319	$3,910,819	$(4,193,080)	$(488,266)

Non-GAAP Financial Measures

EBITDAX represents net income (loss) before interest expense, taxes, and depreciation, amortization and exploration expenses.  Adjusted EBITDAX represents EBITDAX as further adjusted to reflect the items set forth in the table below, all of which will be required in determining our compliance with financial covenants under the credit agreements representing our senior credit facility and our second lien credit facility.

We have included EBITDAX and Adjusted EBITDAX in this release to provide investors with a supplemental measure of our operating performance and information about the calculation of some of the financial covenants that are contained in our credit agreements.  We believe EBITDAX is an important supplemental measure of operating performance because it eliminates items that have less bearing on our operating performance and so highlights trends in our core business that may not otherwise be apparent when relying solely on GAAP financial measures.  We also believe that securities analysts, investors and other interested parties frequently use EBITDAX in the evaluation of companies, many of which present EBITDAX when reporting their results.  Adjusted EBITDAX is a material component of the covenants that are imposed on us by our credit agreements.  We are subject to financial covenant ratios that are calculated by reference to Adjusted EBITDAX.  Non-compliance with the financial covenants contained in these credit agreements could result in a default, an acceleration in the repayment of amounts outstanding, and a termination of lending commitments.  Our management and external users of our financial statements, such as investors, commercial banks, research analysts and others, also use EBITDAX and Adjusted EBITDAX to assess:

•	the financial performance of our assets without regard to financing methods, capital structure or historical cost basis;
•	the ability of our assets to generate cash sufficient to pay interest costs and support our indebtedness;
•	our operating performance and return on capital as compared to those of other companies in our industry, without regard to financing or capital structure; and
•	the feasibility of acquisitions and capital expenditure projects and the overall rates of return on alternative investment opportunities.

EBITDAX and Adjusted EBITDAX are not presentations made in accordance with generally accepted accounting principles, or GAAP.  As discussed above, we believe that the presentation of EBITDAX and Adjusted EBITDAX in this release is appropriate.  However, when evaluating our results, you should not consider EBITDAX and Adjusted EBITDAX in isolation of, or as a substitute for, measures of our financial performance as determined in accordance with GAAP, such as net income (loss).  EBITDAX and Adjusted EBITDAX have material limitations as performance measures because they exclude items that are necessary elements of our costs and operations.  Because other companies may calculate EBITDAX and Adjusted EBITDAX differently than we do, EBITDAX may not be, and Adjusted EBITDAX as presented in this release is not, comparable to similarly-titled measures reported by other companies.

The following table reconciles net income to EBITDAX and Adjusted EBITDAX for the periods presented:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2013	2012	2013	2012

Net income (loss)	$538,319	$3,910,819	$(4,193,080)	$(488,266)
Interest expense	6,325,864	6,212,806	12,609,601	12,457,988
Income tax expense (benefit)	317,499	2,163,962	(2,176,055)	(11,847)
Depreciation & amortization	18,612,302	14,675,882	31,452,022	29,137,944
Exploration expenses	185,649	48,895	303,130	349,591
EBITDAX	25,979,633	27,012,364	37,995,618	41,445,410

Unrealized loss (gain) on derivative inst.	(2,643,221)	(3,037,733)	(760,231)	(2,512,100)
Non-cash equity-based compensation charges	687,731	639,710	1,350,276	1,172,021
Impairment and abandonment of oil and gas properties	827,677	806,067	1,645,415	1,482,541
Amortization of deferred finance costs	63,964	59,603	191,893	196,092
(Gain) loss on sale of assets	(4,975)	—	(11,359)	(8,900)
Adjusted EBITDAX	24,910,809	25,480,011	40,411,612	41,775,064

Merger transaction costs	1,069,976	—	1,069,976	—
Severance tax refund	—	(4,032,898)	—	(4,032,898)
Adjusted EBITDAX, exclusive of special items	$25,980,785	$21,447,113	$41,481,588	$37,742,166

Updated Guidance for Third Quarter 2013

The Company is providing the following updated guidance for the third calendar quarter of 2013.

Production volumes	40,000 – 42,000

Lease operating expenses ($M)	$3,600 - $4,000

Production and ad valorem taxes	7% of actual prices

Cash G&A ($M) (1)	$3,600 - $4,000

DD&A rate	$4.60 - $4.85 per mcfe

(1)	Exclusive of merger related costs

Teleconference Call

Crimson management will hold a conference call to discuss the information described in this press release on Thursday, August 8, 2013 at 10:30am CDT.  Those interested in participating in the earnings conference call may do so by calling the following phone number: 800-723-6575, (International 785-830-1997) and entering the following participation code 7789867.  A replay of the call will be available from Thursday, August 8, 2013 at 1:30pm CDT through Thursday, August 15, 2013 at 1:30pm CDT by dialing toll free 888-203-1112, (International 719-457-0820) and asking for replay ID code 7789867.

Crimson Exploration is a Houston, TX-based independent energy company engaged in the exploitation, exploration, development and acquisition of crude oil and natural gas, primarily in the onshore Gulf Coast regions of the United States. The Company currently owns approximately 95,000 net acres onshore in Texas, Louisiana, Colorado and Mississippi. The Company refers to its four corporate areas as (i) Southeast Texas, focusing on the Woodbine, Eagle Ford and Georgetown formations, (ii) South Texas, focusing on the Eagle Ford and Buda formations, (iii) East Texas, focusing on the Haynesville, Mid-Bossier and James Lime formations, and (iv) Rockies and Other, focusing on the Niobrara and D&J Sands formations. The Company’s strategy is to continue to increase crude oil and liquids-rich reserves and production from an extensive inventory of drilling prospects, de-risk unproved prospects in core operating areas, and opportunistically grow reserves through acquisitions complementary to its existing asset base.

Additional information on Crimson Exploration Inc. is available on the Company's website at http://crimsonexploration.com.

This press release includes “forward-looking statements” as defined by the Securities and Exchange Commission (“SEC”) and applicable securities laws. Such statements include those concerning Crimson’s strategic plans, expectations and objectives for future operations. All statements included in this press release that address activities, events or developments that Crimson expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions Crimson made based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate under the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond Crimson’s control. Statements regarding future production, revenue, cash flow operating results,  leverage, drilling rigs operating, drilling locations, funding, derivative transactions, pricing, operating costs and capital spending, tax rates, and descriptions of our development plans are subject to all of the risks and uncertainties normally incident to the exploration for and development and production of oil and gas. These risks include, but are not limited to, commodity price changes, inflation or lack of availability of goods and services, environmental risks, the proximity to and capacity of transportation facilities, the timing of planned capital expenditures, uncertainties in estimating reserves and forecasting production results, operating and drilling risks, regulatory changes and the potential lack of capital resources. All forward-looking statements are based on our forecasts for our existing operations and do not include the potential impact of any future acquisitions.  Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. Please refer to our filings with the SEC, including our Form 10-K for the year ended December 31, 2012, and subsequent filings for a further discussion of these risks. Existing and prospective investors are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise.

Contact:
Crimson Exploration Inc.
E. Joseph Grady, 713-236-7400
Senior Vice President and Chief Financial Officer